Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES

THIRD QUARTER FISCAL 2013 RESULTS

Third quarter revenue decreased 3.5 percent, to $1.39 billion

Adjusted EBITDA increased 13.1 percent, to $135.8 million

Adjusted Diluted Earnings per Share increased by 2.5 percent, to $0.41 per share

Quarterly cash dividend declared – payable on February 28, 2013

McLean, Virginia; January 30, 2013 – Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm Booz Allen Hamilton Inc., today announced preliminary results for the third quarter of fiscal 2013 with solid adjusted earnings growth over the prior year period. Booz Allen also reported total backlog of $12.92 billion as of December 31, 2012. Booz Allen’s fiscal year runs from April 1 to March 31, with the third quarter of fiscal 2013 ending December 31, 2012.

Revenue in the third quarter of fiscal 2013 was $1.39 billion, compared with $1.44 billion in the prior year period, a decrease of 3.5 percent. The decline in revenue resulted from lower demand due to market forces. This led to a reduction in headcount and a related reduction in billable hours, which contributed to a decline in our direct labor. Additionally, the Company has a large portfolio of cost-reimbursable contracts, which generate revenue on both direct labor and indirect costs. Our continued focus on minimizing non-billable work and effectively managing our non-billable costs has contributed to lower indirect costs and a corresponding reduction in revenue on these cost-reimbursable contracts.

In the third quarter of fiscal 2013, Adjusted Net Income increased to $59.7 million from $56.4 million in the prior year period. This resulted from an increase in Adjusted Operating Income, which was partially offset by an increase in interest expense attributable to the July 2012 debt refinancing transaction associated with the special dividend paid in August 2012. Net income for the current quarter decreased to $56.2 million from $62.9 million in the prior year period. This decrease was attributable to the higher interest expense in the current quarter and the release of a significant income tax reserve in the prior year period, and was partially offset by an increase in operating income. Adjusted Diluted Earnings per Share was $0.41 for the current quarter, compared with $0.40 in the prior year period. Diluted earnings per share for the third quarter of fiscal 2013 was $0.38, compared with $0.44 in the prior year period.

The Company authorized and declared a regular quarterly cash dividend of $0.09 per share, payable on February 28, 2013, to stockholders of record on February 11, 2013.

Ralph W. Shrader, Booz Allen’s Chairman, Chief Executive Officer, and President, said “We continued to grow adjusted earnings and maintained solid margins despite the challenging market conditions for government contractors. We will pay our fifth regular quarterly dividend next month, and we continue to deliver a total return to our shareholders that is among the top in the government services sector.

“We are focused on the things we can control in this uncertain federal budget environment – and there are many. We can control the quality of work we do for our clients, the attention we pay to contractual requirements and deliverables, and the ethics and integrity with which we do business. We can reduce costs, manage our operations with agility and precision, and keep a strong balance sheet, income statement, and cash flow so we have financial flexibility. At every level in our Company, we are making changes to ensure our cost competitiveness to win and perform work in the current business environment – including recent major wins from the US Navy, Air Force, Environmental Protection Agency, and Department of Justice. In this way, we deliver value to clients and maintain quality jobs for our people,” Dr. Shrader said.

“We are shaping our destiny by continuing to invest in growth areas such as cyber, cloud, and health, in our emerging commercial and international markets, and in new capabilities such as predictive intelligence and rapid prototyping. Booz Allen is also continuing to expand in promising engineering areas, which includes making strategic acquisitions such as our purchase of the Defense Systems Engineering and Support (DSES) division of ARINC Incorporated, which closed on November 30, 2012. By investing in the future and building on our track record of prudent management, cash generation, and capital deployment, we believe Booz Allen will continue to deliver high value to our shareholders,” Dr. Shrader said.

Financial Review

Third Quarter Fiscal 2013 – Below is a summary of Booz Allen’s results for the fiscal 2013 third quarter and the key factors driving those results:

•

Booz Allen’s 3.5 percent decrease in revenue in the third quarter of fiscal 2013 compared with the prior year period resulted from lower demand due to market forces leading to a reduction in headcount and a related reduction in billable hours which contributed to a decline in our direct labor. Additionally, the Company has a large portfolio of cost-reimbursable contracts, and our continued focus on minimizing non-billable work and effectively managing our non-

billable costs has contributed to lower indirect costs and a corresponding reduction in revenue on these cost-reimbursable contracts.

•

In the third quarter of fiscal 2013, Adjusted Operating Income increased to $120.8 million from $104.7 million in the prior year period, and operating income increased to $116.6 million from $98.2 million in the prior year period. The improvement in Adjusted Operating Income and operating income were driven by ongoing improvements in the deployment of Booz Allen’s consulting staff and disciplined management of the Company’s indirect costs which has led to higher margins on our fixed-price and time-and-materials contracts with no material impact to margins on our cost-reimbursable contracts.

•

In the third quarter of fiscal 2013, Adjusted Net Income increased to $59.7 million from $56.4 million in the prior year period and net income decreased to $56.2 million from $62.9 million in the prior year period. Adjusted EBITDA increased 13.1 percent to $135.8 million in the third quarter of fiscal 2013, compared with $120.1 million in the prior year period. In the third quarter of fiscal 2013, Adjusted Diluted EPS increased to $0.41 from $0.40 in the prior year period; diluted EPS decreased to $0.38 from $0.44 in the prior year period.

These metrics were positively impacted by the same factors as Adjusted Operating Income and operating income offset by an increase in income taxes, interest, and other expenses for the quarter ended December 31, 2012 as compared to the prior year period. Adjusted Diluted EPS and diluted EPS for the third quarter of fiscal 2013 reflect a decrease on the order of $0.04 per share attributable to higher interest expense associated with the July 2012 debt refinancing transaction.

•

Earnings in the prior year period reflected a substantial increase attributable to the release of a significant income tax reserve in the quarter ended December 31, 2011. There were no substantial one-time costs or increases to earnings in the quarter ended December 31, 2012. Adjusted Net Income, Adjusted EBITDA, and Adjusted Diluted Earnings per Share remove these one-time and unusual items.

Booz Allen’s total backlog as of December 31, 2012, was $12.92 billion, which included $11.39 billion from Booz Allen and $1.53 billion from our acquisition of the Defense Systems Engineering and Support (DSES) division of ARINC Incorporated, compared with $12.22 billion as of December 31, 2011. Booz Allen’s funded backlog as of December 31, 2012 was $3.15 billion, which included $2.90 billion from Booz Allen and $247.3 million from DSES, compared with $2.97 billion as of December 31, 2011.

Acquisition of ARINC’s Defense Systems Engineering and Support Division (DSES)

On November 30, 2012, Booz Allen paid $155.1 million from available cash on hand to acquire the DSES division of ARINC Incorporated. Approximately 900 employees from various locations of ARINC Incorporated, many of which align with Booz Allen’s existing locations, joined Booz Allen as a result of the acquisition. While accretion to earnings in the current fiscal year will be mostly offset by transaction and integration expenses, Booz Allen expects the transaction to be accretive to its earnings in fiscal 2014, which begins April 1, 2013.

Financial Outlook

Based on a continuation of current macro-economic trends and assuming no impact from sequestration, we expect revenue to decline by a low single digit percentage for Booz Allen’s fiscal 2013, as compared with the prior fiscal year. At the bottom line, we are narrowing our previous guidance and are forecasting diluted EPS to be in the range of $1.40 to $1.45, and Adjusted Diluted EPS on the order of $1.60 to $1.65 per share. Our guidance, both at the top and bottom line, is inclusive of DSES.

These EPS estimates are based on fiscal year 2013 estimated average diluted shares outstanding of approximately 145.0 million shares.

Conference Call Information

Booz Allen will host a conference call at 8 a.m. EST on Wednesday, January 30, 2013, to discuss the financial results for its Third Quarter of Fiscal Year 2013 (ending December 31, 2012). Analysts and institutional investors may participate on the call by dialing (877) 375-9141 (International: (253) 237-1151). The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at www.boozallen.com. A replay of the conference call will be available online at www.boozallen.com beginning at 10:30 a.m. EDT on January 30, 2013, and continuing through March 1, 2013. The replay will also be available by telephone at (855) 859-2056 (International: (404) 537-3406). Use Conference ID 82456436 to access the replay.

About Booz Allen Hamilton

Booz Allen Hamilton is a leading provider of management and technology consulting services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs approximately 25,000 people, and had revenue of $5.86 billion for the 12 months ended March 31, 2012.

CONTACT:

Media Relations – Marie Lerch 703-902-5559; James Fisher 703-377-7595

Investor Relations – Curt Riggle 703-377-5332.

Non-GAAP Financial Information

“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) any extraordinary, unusual, or non-recurring items. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, and (iii) any extraordinary, unusual or non-recurring items. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount and (v) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.

“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.

Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and cash flows to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.

No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for fiscal 2013 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Forward Looking Statements

Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.

These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These risks and other factors include: cost cutting and efficiency initiatives and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012), which could reduce or delay funding for orders for services especially in the current political environment; delayed funding of our contracts due to delays in the completion of the U.S. government’s budgeting process and the use of continuing resolutions by the U.S. government to fund its operations or related changes in the pattern or timing of government funding and spending (including potential cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current uncertainty around the timing, extent, and nature of Congressional and other U.S. government action to address budgetary constraints, the U.S. government’s ability to incur indebtedness in excess of its current limit and the U.S. deficit; any issue that compromises our relationships with the U.S. government or damages our professional reputation;

changes in U.S. government spending and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays caused by competitors’ protests of major contract awards received by us; the loss of General Services Administration Multiple Award Schedule Contracts, or GSA schedules, or our position as prime contractor on Government-wide acquisition contract vehicles; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; an inability to hire, assimilate and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules and regulations, such as those relating to organizational conflicts of interest issues; our ability to realize the expected benefits from our acquisition of the DSES division of ARINC Incorporated; risks related to future acquisitions; an inability to utilize existing or future tax benefits, including those related to stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and Indefinite Delivery/Indefinite Quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 30, 2012.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibits:

Exhibit 1:	Condensed Consolidated Statements of Operations
Exhibit 2:	Condensed Consolidated Balance Sheets
Exhibit 3:	Condensed Consolidated Statements of Cash Flows
Exhibit 4:	Non-GAAP Financial Information
Exhibit 5:	Operating Data

Exhibit 1

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except per share data)	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenue	$1,392,695	$1,442,718	$4,212,769	$4,318,598

Operating costs and expenses:
Cost of revenue	692,920	729,977	2,122,356	2,172,450
Billable expenses	382,520	370,540	1,114,424	1,143,641
General and administrative expenses	182,532	224,483	588,385	656,608
Depreciation and amortization	18,127	19,530	54,243	55,924

Total operating costs and expenses	1,276,099	1,344,530	3,879,408	4,028,623

Operating income	116,596	98,188	333,361	289,975
Interest expense	(21,731)	(12,035)	(50,788)	(36,523)
Other, net	134	238	(7,692)	3,847

Income before income taxes	94,999	86,391	274,881	257,299
Income tax expense	38,815	23,531	110,636	67,971

Net income	$56,184	$62,860	$164,245	$189,328

Earnings per common share:
Basic	$0.41	$0.48	$1.16	$1.46

Diluted	$0.38	$0.44	$1.08	$1.34

Dividends declared per share	$0.09	$—	$8.27	$—

Exhibit 2

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Balance Sheets

	December 31,	March 31,
(Amounts in thousands, except share and per share data)	2012	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$317,578	$484,368
Accounts receivable, net of allowance	980,287	1,077,315
Prepaid expenses and other current assets	98,787	95,980

Total current assets	1,396,652	1,657,663
Property and equipment, net of accumulated depreciation	170,216	191,079
Intangible assets, net of accumulated amortization	241,041	223,834
Goodwill	1,276,565	1,188,004
Other long-term assets	66,432	54,211

Total assets	$3,150,906	$3,314,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$51,031	$42,500
Accounts payable and other accrued expenses	423,291	443,951
Accrued compensation and benefits	409,940	357,872
Other current liabilities	92,035	70,123

Total current liabilities	976,297	914,446
Long-term debt, net of current portion	1,675,364	922,925
Other long-term liabilities	314,723	292,235

Total liabilities	2,966,384	2,129,606
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 135,965,937 shares at December 31, 2012 and 128,726,324 shares at March 31, 2012; outstanding, 135,576,616 shares at December 31, 2012 and 128,392,549 shares at March 31, 2012	1,359	1,287
Non-voting common stock, Class B — $0.01 par value — authorized, 16,000,000 shares; issued and outstanding, 1,457,350 shares at December 31, 2012 and 2,487,125 shares at March 31, 2012	15	25
Restricted common stock, Class C — $0.01 par value — authorized, 5,000,000 shares; issued and outstanding, 1,237,436 shares at December 31, 2012 and 1,533,020 shares at March 31, 2012	12	15
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 7,478,522 shares at December 31, 2012 and 10,140,067 shares at March 31, 2012	23	30
Treasury stock, at cost — 389,321 shares at December 31, 2012 and 333,775 shares at March 31, 2012	(6,226)	(5,377)
Additional paid-in capital	115,231	898,541
Retained earnings	82,419	299,379
Accumulated other comprehensive loss	(8,311)	(8,715)

Total stockholders’ equity	184,522	1,185,185

Total liabilities and stockholders’ equity	$3,150,906	$3,314,791

Exhibit 3

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended December 31,
(Amounts in thousands)	2012	2011
	(Unaudited)
Cash flows from operating activities
Net income	$164,245	$189,328
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of businesses	(254)	(4,082)
Depreciation and amortization	54,243	55,924
Amortization of debt issuance costs	4,339	3,602
Amortization of original issuance discount on debt	1,078	826
Loss on extinguishment	9,879	—
Excess tax benefits from the exercise of stock options	(26,297)	(16,397)
Stock-based compensation expense	19,863	24,448
Loss on disposition of property and equipment	956	—
Change in assets and liabilities:
Accounts receivable	174,424	37,534
Prepaid expenses and other current assets	26,673	9,796
Other long-term assets	8,252	19,232
Accrued compensation and benefits	(1,805)	(254)
Accounts payable and other accrued expenses	(54,913)	(25,695)
Transaction costs on acquisitions and dispositions	(4,417)	(5,432)
Accrued interest	6,056	5,698
Other current liabilities	13,821	(4,457)
Other long-term liabilities	2,791	(38,052)

Net cash provided by operating activities	398,934	252,019

Cash flows from investing activities
Purchases of property and equipment	(20,657)	(65,558)
Proceeds from sales of businesses	625	23,332
Cash paid for business acquisitions, net of cash acquired	(157,995)	—

Net cash used in investing activities	(178,027)	(42,226)

Cash flows from financing activities
Net proceeds from issuance of common stock	4,928	6,821
Cash dividends paid	(1,110,011)	—
Dividend equivalents paid to option holders	(49,765)	—
Repayment of debt	(981,625)	(22,500)
Net proceeds from debt issuance	1,710,143	—
Excess tax benefits from the exercise of stock options	26,297	16,397
Stock option exercises	13,185	7,262
Repurchases of common stock	(849)	(5,377)

Net cash (used in) / provided by financing activities	(387,697)	2,603

Net (decrease) increase in cash and cash equivalents	(166,790)	212,396
Cash and cash equivalents — beginning of period	484,368	192,631

Cash and cash equivalents — end of period	$317,578	$405,027

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$35,036	$26,394

Income taxes	$79,352	$69,224

Exhibit 4

Booz Allen Hamilton Holding Corporation

Non-GAAP Financial Information

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except share and per share data)	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$116,596	$98,188	$333,361	$289,975
Certain stock-based compensation expense (a)	1,086	2,418	4,944	11,589
Amortization of intangible assets (b)	3,125	4,091	9,384	12,273
Transaction expenses (c)	—	—	2,725	—

Adjusted Operating Income	$120,807	$104,697	$350,414	$313,837

EBITDA & Adjusted EBITDA
Net income	$56,184	$62,860	$164,245	$189,328
Income tax expense	38,815	23,531	110,636	67,971
Interest and other, net	21,597	11,797	58,480	32,676
Depreciation and amortization	18,127	19,530	54,243	55,924

EBITDA	134,723	117,718	387,604	345,899
Certain stock-based compensation expense (a)	1,086	2,418	4,944	11,589
Transaction expenses (c)	—	—	2,725	—

Adjusted EBITDA	$135,809	$120,136	$395,273	$357,488

Adjusted Net Income
Net income	$56,184	$62,860	$164,245	$189,328
Certain stock-based compensation expense (a)	1,086	2,418	4,944	11,589
Transaction expenses (c)	—	—	2,725	—
Amortization of intangible assets (b)	3,125	4,091	9,384	12,273
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,667	1,202	11,493	3,602
Net gain on sale of state and local transportation business (d)	—	—	—	(5,681)
Release of income tax reserves (e)	—	(11,085)	—	(35,133)
Adjustments for tax effect (f)	(2,351)	(3,084)	(11,419)	(10,985)

Adjusted Net Income	$59,711	$56,402	$181,372	$164,993

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	145,063,515	141,799,725	144,116,057	140,996,611

Adjusted Net Income Per Diluted Share (g)	$0.41	$0.40	$1.26	$1.17

Free Cash Flow
Net cash provided by operating activities	$9,186	$74,902	$398,934	$252,019
Less: Purchases of property and equipment	(6,282)	(21,918)	(20,657)	(65,558)

Free Cash Flow	$2,904	$52,984	$378,277	$186,461

(a)	Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the Acquisition of our Company by The Carlyle Group (the Acquisition) under the Officers’ Rollover Stock Plan. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the Acquisition under the Equity Incentive Plan.
(b)	Reflects amortization of intangible assets resulting from the Acquisition.
(c)	Reflects debt refinancing costs incurred in connection with the Recapitalization Transaction consummated on July 31, 2012.
(d)	Nine months ended December 31, 2011 reflects the gain on sale of our state and local transportation business, net of the associated tax benefit of $1.6 million.
(e)	Reflects the release of income tax reserves.
(f)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.
(g)	Excludes an adjustment of approximately $475,000 and $9.0 million of net earnings for the three and nine months ended December 31, 2012, respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5

Booz Allen Hamilton Holding Corporation

Operating Data

	As of December 31,
(Amounts in millions)	2012	2011
Backlog (1)
Funded	$3,152	$2,971
Unfunded (2)	3,614	3,717
Priced Options (3)	6,156	5,527

Total Backlog	$12,922	$12,215

(1)	Backlog presented in the above table includes backlog acquired from the Company’s acquisition of ARINC’s Defense Systems Engineering and Support (DSES) division made during the three months ended December 31, 2012. Total backlog acquired from DSES is approximately $1.53 billion as of December 31, 2012.
(2)	Reflects a reduction by management to the revenue value of orders for services under two existing single award ID/IQ contracts the Company has had for several years, based on an established pattern of funding under these contracts by the U.S. government.
(3)	Amounts shown reflect 100% of the undiscounted revenue value of all priced options.

	As of December 31,
	2012	2011
Book-to-Bill *	0.2	0.6

*	Book-to-bill presented excludes the effects of acquisitions made during the three months ended December 31, 2012. It is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of December 31,
	2012	2011
Headcount
Total Headcount	24,791	25,825
Consulting Staff Headcount	22,393	23,255

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (4)	58%	54%	57%	54%
Time-and-Materials	27%	31%	28%	31%
Fixed-Price (5)	15%	15%	15%	15%

(4)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.
(5)	Includes fixed-price level of effort contracts.

	Three Months Ended December 31, 2012	Three Months Ended December 31, 2011
Days Sales Outstanding **	63	69

**	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.